Exhibit 99.1

CONTACT:	Chad M. Utrup, CFO
Commercial Vehicle Group, Inc.
(614) 289-5364

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

PRESIDENT AND CEO RETIREMENT IN 2013

NEW ALBANY, OHIO, March 1, 2013 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced today that its President and Chief Executive Officer, Mervin Dunn, will retire in 2013. Mr. Dunn will remain with CVG in his current capacities until his successor is named, at which time he will retire from employment with the Company and resign from the Board of Directors.

Mr. Dunn began his CVG career as the President of Trim Systems in 1999 and was appointed President and CEO in June 2002. During his tenure, he oversaw more than a dozen acquisitions, shepherded the evolution from Trim Systems to Commercial Vehicle Group, led CVG through its Initial Public Offering and guided the development and execution of a strategic plan that has resulted in organic growth, diversified end markets and an expanding global footprint.

Chairman of the Board, Richard A. Snell, praised Mr. Dunn for helping to position CVG as a world leader in the commercial vehicle parts market. “Merv leaves CVG with our appreciation for his many contributions during a period of tremendous change. Thanks to Merv’s leadership, Commercial Vehicle Group is poised for a new period of growth and success.”

Mr. Dunn said, “It is difficult to depart from something I have built over the last 13 years, and I have so many colleagues and friends at CVG that I will miss day to day. I am proud to have led the development of CVG into a leading global supplier with an international presence. I sincerely appreciate all of the efforts of each and every employee at CVG. I look forward to watching the Company continue to grow and prosper in the future.”

The Board of Directors has initiated a search for a new CEO which will include internal candidates.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.